July 22, 2019

Mr. John N. Hatsopoulos
45 First Ave.
Waltham, MA 02451

Re: Advisory Agreement

Dear John:

This letter confirms the decision today by the Tecogen Board of Directors that until March 29, 2024, Tecogen will continue to provide the employee benefits contemplated by the Advisory Agreement dated January 2018 between you and Tecogen for so long as you continue to provide the advisory services contemplated by the Advisory Agreement.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to me.

We appreciate your continuing support of Tecogen.

Sincerely,

/s/ Benjamin Locke
Benjamin Locke,
CEO

AGREED:

/s/ John N. Hatsopoulos
John N. Hatsopoulos

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com